Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Braze, Inc.

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share, 2021 Equity Incentive Plan	Rule 457(c) and (h)(2)	4,648,401(4)	$40.550	$188,492,660.55	.0000927	$17,473.27
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share, 2021 Employee Stock Purchase Plan	Rule 457(c) and (h)(3)	929,680(5)	$34.470	$32,046,069.60	.0000927	$2,970.68
	Total Offering Amounts				—	$220,538,730.15	—	$20,443.95
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$20,443.95

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 28, 2022.

(3)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 28, 2022, multiplied by 85.0%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(4)

Represents an automatic share reserve increase on February 1 of each year equal to 5.0% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on the preceding January 31, which annual increase is provided by the Registrant’s 2021 Equity Incentive Plan.

(5)

Represents an automatic share reserve increase on February 1 of each year equal to the lesser of (i) 1.0% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on the preceding January 31 or (ii) 2,737,000 shares of Class A common stock, which annual increase is provided by the 2021 ESPP.